UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934

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AXOVANT GENE THERAPIES LTD.
(Name of Registrant As Specified In Its Charter)

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AXOVANT GENE THERAPIES LTD.
Suite 1, 3rd Floor
11‑12 St. James’s Square
London SW1Y 4LB, United Kingdom
Notice of Action Taken Pursuant to Written Consent of Shareholders
Dear Shareholder:
The accompanying Information Statement is furnished to holders of common shares of Axovant Gene Therapies Ltd. (“our company,” “our,” “we” or “us”) pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation 14C and Schedule 14C thereunder, in connection with the approval of the matters described herein by written consent of the holders of a majority of our issued and outstanding voting shares.
On March 27, 2019, our board of directors approved a proposal to effect a capital reduction of our issued and outstanding common shares that will reduce the number of common shares outstanding on a 1-for-8 basis (the “Reverse Share Split”), following discussion and due consideration of this matter. Following such approval, we elected to seek the written consent of the holders of a majority of our issued and outstanding voting shares in order to reduce associated costs and implement the proposal in a timely manner.
This Notice and the accompanying Information Statement are being furnished to you to inform you that, on April 1, 2019, we received written consent from the holders of a majority of our issued and outstanding voting shares to approve the Reverse Share Split. The board of directors is not soliciting your proxy in connection with these actions and proxies are not requested from shareholders.
The corporate actions set forth above will not become effective before a date which is 20 calendar days after this Information Statement is first mailed to our shareholders. You are urged to read the Information Statement in its entirety for a description of the actions taken by a majority of the holders of our voting shares.

BY ORDER OF THE BOARD OF DIRECTORS,

Pavan Cheruvu, M.D. Principal Executive Officer
, 2019

THE ACCOMPANYING INFORMATION STATEMENT IS BEING MAILED
TO SHAREHOLDERS ON OR ABOUT                              , 2019

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

AXOVANT GENE THERAPIES LTD.
Suite 1, 3rd Floor
11‑12 St. James’s Square
London SW1Y 4LB, United Kingdom
INFORMATION STATEMENT
NO VOTE OR OTHER ACTION OF THE COMPANY’S SHAREHOLDERS
IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT
WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY
This Information Statement is first being furnished on or about                  , 2019 to the holders of record of the common shares of Axovant Gene Therapies Ltd. (“our company,” “our,” “we” or “us”) as of April 1, 2019 (the “Record Date”), in connection with the approval of the matters described in this Information Statement by written consent of the holders of a majority of our issued and outstanding voting shares.
Pursuant to Rule 14c‑2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Exchange Act, the actions described herein will not become effective until 20 calendar days following the date on which this Information Statement is first mailed to our shareholders.
On March 27, 2019, following discussion and due consideration of this matter, our board of directors approved the Reverse Share Split. Following such approval, we elected to seek the written consent of the holders of a majority of our issued and outstanding voting shares in order to reduce associated costs and implement the proposal in a timely manner. On April 1, 2019, we received written consent from the requisite shareholders as described in this Information Statement.
Such written consent is sufficient under our second amended and restated bye‑laws to approve such actions. Accordingly, the action will not be submitted to the other shareholders of our company for a vote, and this Information Statement is being furnished to such other shareholders to provide them with certain information concerning the action in accordance with the requirements of the Exchange Act, and the regulations promulgated under the Exchange Act, including Regulation 14C.

VOTING REQUIREMENTS
Pursuant to our second amended and restated bye‑laws, any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting, with prior notice, if a consent or consents in writing, setting forth the action so taken, shall be circulated to all shareholders who would be entitled to attend a meeting and vote thereon and is signed by the holders of issued and outstanding common shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.
Pursuant to our second amended and restated bye‑laws, approval of the actions described in this Information Statement at a meeting would require the affirmative vote of at least a majority of the votes cast at such a meeting. Holders of our common shares are entitled to one vote per share. As of April 1, 2019, there were 182,239,131 common shares issued and outstanding.
No Dissenters’ or Preemptive Rights
Under Bermuda law, holders of our common shares are not entitled to dissenter’s rights of appraisal with respect to the approval of the Reverse Share Split. Holders of common shares have no pre‑emptive, redemption, conversion or sinking fund rights. Holders of our common shares are generally entitled to one vote per share on all matters submitted to a vote of holders of common shares.
Consenting Shareholders
The approval of the Reverse Share Split required the affirmative vote of the holders of a majority of the issued and outstanding shares of our common shares. RSL, which holds 105,952,381 common shares, or 58.1% of the 182,239,131 common shares outstanding and eligible to vote on this matter as of the Record Date, consented in writing on April 1, 2019, to approval of the Reverse Share Split.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding beneficial ownership of our common shares as of April 1, 2019:

•	all of those known by us to be beneficial owners of more than five percent of our common shares;

•	our named executive officers for the fiscal year ended March 31, 2019;

•	each of our directors; and

•	all of our executive officers and directors as a group.
This table is based upon information supplied by officers, directors and principal shareholders and filings with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole voting and dispositive power with respect to the shares indicated as beneficially owned. We have deemed common shares subject to options that are currently exercisable or exercisable within 60 days of April 1, 2019, to be outstanding and to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.
Percentage of shares beneficially owned as of April 1, 2019, is based on 182,239,131 shares issued and outstanding.
Except as set forth below, the principal business address of each such person or entity is c/o Axovant Gene Therapies Ltd., Suite 1, 3rd Floor, 11‑12 St. James’s Square, London, SW1Y 4LB, United Kingdom.

	Beneficial Ownership
Beneficial Owner	Shares	Percentage
5% Shareholder:
Roivant Sciences Ltd.(1)	105,952,381	58.1%
Deerfield Mgmt, L.P.(2)	9,546,937	5.2%
Named Executive Officers and Directors:
Pavan Cheruvu, M.D.(3)	2,033,935	1.1%
Gavin Corcoran(4)	450,000	*
Mathew Bazley(4)	450,000	*
Mark Altmeyer(5)	1,295,853	*
Frank M. Torti, M.D.(6)	150,000	*
Myrtle S. Potter(6)	150,000	*
Roger Jeffs, Ph.D.(7)	150,000	*
George Bickerstaff(8)	200,000	*
Berndt Modig(9)	234,000	*
Ilan Oren	—	—
Atul Pande, M.D.(10)	224,000	*
All executive officers and directors as a group (11 persons)(11)	6,021,031	3.2%
__________________

*	Represents beneficial ownership of less than one percent.

(1)
Consists of 105,952,381 common shares directly owned by RSL. Under RSL’s internal governance arrangements, dispositive decisions of RSL require approval by a majority of the directors of RSL, including (a) at least two independent directors (as defined in RSL’s internal governance documents) or (b) if there is only one independent director, that sole independent director. Vivek Ramaswamy, Ilan Oren, Keith Manchester, Sakshi Chhabra, Patrick Machado and Andrew Lo comprise the board of directors of RSL. Patrick Machado and Andrew Lo are each currently serving as independent directors of RSL and therefore may each be deemed to share dispositive power over, and to be an indirect beneficial owner of, our common shares directly beneficially owned by RSL.

In addition, RSL’s internal governance documents provide that four principal shareholders of RSL, Dexxon, Viking, QVT and SoftBank (each as defined below), voting unanimously, have the right to override certain decisions of the board of directors of RSL, including with respect to dispositions of our common shares. Accordingly, Dexxon Holdings Ltd., Dexcel Pharma Technologies Ltd. and their sole shareholder, Dan Oren (collectively, “Dexxon”), Viking Global Investors LP, Viking Global Performance LLC, Viking Global Equities LP, Viking Global Equities II LP, VGE III Portfolio Ltd., Viking Long Fund GP LLC, Viking Long Fund Master Ltd., Viking Global Opportunities GP LLC, Viking Global Opportunities Portfolio GP LLC, Viking Global Equities Master Fund Ltd., Viking Global Opportunities Illiquid Investments Sub-Master LP, O. Andreas Halvorsen, Rose S. Shabet and David C. Ott (collectively, “Viking”), QVT Offshore Ltd., QVT Financial LP, QVT Financial GP LLC, and QVT Associates GP LLC (collectively, “QVT”) and SVF Investments (UK) Limited, SVF Holdings (UK) LLP, SoftBank Vision Fund L.P. and SVF GP (Jersey) Limited (collectively, “SoftBank,” and together with Dexxon, Viking and QVT, the “Major Shareholders”) may each be deemed to have shared dispositive power, and therefore, beneficial ownership, over our common shares owned directly by RSL. Each of the Major Shareholders and each of their affiliates thereof named above disclaims beneficial ownership in the common shares owned by RSL except to the extent of their pecuniary interest therein. The principal business address of Dr. Lo, Mr. Machado and RSL is Suite 1, 3rd Floor, 11-12 St. James’s Square, London, SW1Y 4LB, United Kingdom. The principal business address of Dexxon and Mr. Oren is 1 Dexcel Street, Or Akiva 30600000, Israel. The principal business address for QVT (other than QVT Fund V LP) is 444 Madison Avenue, 21st Floor, New York, New York 10022. The registered office for QVT Fund V LP is located at 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands. The principal business address for Viking is 55 Railroad Avenue, Greenwich, Connecticut 06830. The principal business address for SoftBank is 69 Grosvenor Street, London, United Kingdom W1K 3JP, other than SVF GP (Jersey) Limited, whose principal business address is Aztec Group House, 11-15 Seaton Place, St. Helier, Jersey JE4 0QH.

(2)
As reported on a Schedule 13G/A filed by Deerfield Mgmt, L.P. on February 12, 2019, Deerfield Mgmt, L.P. shares voting and dispositive power over 9,546,937 common shares with Deerfield Management Company, L.P., Deerfield Special Situations Fund, L.P. and James E. Flynn (together, the “Deerfield Holders”). The address of the Deerfield Holders is 780 Third Avenue, 37th Floor, New York, New York 10017.

(3)
Represents (i) 1,940,185 common shares issuable pursuant to an immediately exercisable option, including 1,333,876 shares issuable following exercise of such options that remain unvested within 60 days after April 1, 2019, and (ii) 93,750 common shares issuable pursuant to options that are exercisable within 60 days after April 1, 2019, in accordance with their vesting schedules.

(4)	Represents 450,000 common shares issuable pursuant to options that are exercisable but remain unvested within 60 days after April 1, 2019.

(5)
Includes (i) 2,300 common shares and (ii) 1,293,553 common shares issuable pursuant to options that are exercisable within 60 days after April 1, 2019. Mr. Altmeyer resigned from all of his positions at Axovant Sciences GmbH and affiliated entities, including as President and Chief Commercial Officer of Axovant Sciences GmbH, in February 2019.

(6)	Represents common shares issuable pursuant to options that are exercisable but remain unvested within 60 days after April 1, 2019.

(7)	Includes 99,998 common shares issuable pursuant to options that are exercisable but remain unvested within 60 days after April 1, 2019.

(8)	Includes (i) 50,000 common shares and (ii) 99,998 common shares issuable pursuant to options that are exercisable but remain unvested within 60 days after April 1, 2019.

(9)	Includes (i) 77,914 common shares and (ii) 156,086 common shares issuable pursuant to options that are exercisable within 60 days after April 1, 2019.

(10)	Represents common shares issuable pursuant to options that are exercisable within 60 days after April 1, 2019.

(11)	Does not include common shares beneficially owned by Mr. Altmeyer, who resigned in February 2019.

REVERSE SHARE SPLIT

Overview

Our board of directors and shareholders holding a majority of our issued and outstanding common shares have approved the Reverse Share Split, which will reduce the number of our issued and outstanding common shares on a 1-for-8 basis. The effective date of the Reverse Share Split is anticipated to be on or about               , 2019, or as soon as practicable thereafter (the “Effective Time”).

Effects of the Reverse Share Split

Effects of the Reverse Share Split on Issued and Outstanding Common Shares. Upon the Effective Time, the total number of issued and outstanding common shares will be reduced by a Reverse Share Split ratio of 1-for-8. Accordingly, every 8 common shares currently issued and outstanding will be consolidated into 1 common share, and each of our shareholders will own fewer common shares as a result of the Reverse Share Split. However, the Reverse Share Split will affect all shareholders uniformly and will not affect any shareholder’s percentage ownership interest in our company, except to the extent that the Reverse Share Split would result in any shareholder receiving cash in lieu of any fractional common share. See “—Treatment of Fractional Shares.” Therefore, voting rights and other rights and preferences of the holders of common shares will not be affected by the Reverse Share Split (other than as a result of the payment of cash in lieu of a fractional share). For example, a holder of 3% of the voting power of our issued and outstanding common shares immediately prior to the Reverse Share Split will continue to hold 3% of the voting power of our issued and outstanding common shares immediately after the Reverse Share Split. Common shares issued pursuant to the Reverse Share Split will remain fully paid and nonassessable.

Effects of the Reverse Share Split on Outstanding Equity Awards. Upon the Effective Time, the terms of equity awards under our 2015 Equity Incentive Plan, as amended (the “2015 Plan”), including the per share exercise price of options and the number of shares issuable under outstanding awards, will be proportionally adjusted to maintain the approximate economic value of such awards. In addition, the total number of common shares that may be the subject of future grants under the 2015 Plan will be adjusted and proportionately decreased as a result of the Reverse Share Split. Any fractional shares resulting from any such reductions or adjustments will be rounded down to the nearest whole share and the per share exercise price resulting from any such reductions or adjustments will be rounded up to the nearest whole cent to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

Effects of the Reverse Share Split on Authorized Share Capital. The total number of common shares that we are authorized to issue will not be affected by the Reverse Share Split and will remain at 1,000,000,000 common shares.

Effects of the Reverse Share Split on Regulatory Matters. Our common shares are currently registered under Section 12(b) of the Exchange Act and we are subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Share Split will not affect the registration of the common shares under the Exchange Act or our obligation to publicly file financial and other information with the SEC. Immediately following the Effective Time, our common shares will continue to trade on The Nasdaq Global Select Market (“Nasdaq”), subject to our compliance with all of the requirements of Nasdaq. Further, it is likely that Nasdaq would add the letter “D” to the end of our trading symbol for a period of 20 trading days after the Effective Time of the Reverse Share Split to indicate that the Reverse Share Split had occurred. We do not believe that the Reverse Share Split is reasonably likely to have, nor would it have the purpose of producing, a going private effect within the meaning of Rule 13e-3 under the Exchange Act.

Treatment of Fractional Shares

No fractional shares will be issued in the event that a shareholder owns a number of common shares that is not evenly divisible by the Reverse Share Split ratio of 1-for-8. Instead, in lieu of any fractional shares to which a shareholder would otherwise be entitled as a result of the Reverse Share Split, we will pay cash (without interest) equal to such fraction multiplied by the closing sales price of our common shares on Nasdaq on the trading day immediately preceding the Effective Time (with such closing sales price being adjusted to give effect to the Reverse Share Split). After the Reverse Share Split, a shareholder otherwise entitled to a fractional share will not have any voting, dividend or other rights with respect to such fractional share except to receive payment as described above. As of April 1, 2019, there were no shareholders of record that owned fewer than 8 common shares and, as a result, we expect that all shareholders of record as of the Record Date will continue to be our shareholders after the Effective Time.

Exchange of Shares in the Reverse Share Split; CUSIP Number

Registered “Book-Entry” Holders of Common Shares. Shareholders who hold uncertificated common shares electronically in “book-entry” form will have their holdings electronically adjusted by the Transfer Agent (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the Reverse Share Split. If any book-entry statement(s) representing pre-Reverse Share Split common shares to be exchanged contain a restrictive legend or notation, as applicable, the book-entry statement(s) representing post-Reverse Share Split common shares will likewise contain the same restrictive legend or notation.

Beneficial Holders of Common Shares. Upon the Effective Time, we intend to treat the common shares held by shareholders in “street name” (i.e., through a bank, broker, custodian or other nominee) in the same manner as registered shareholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Share Split for their beneficial holders holding our common shares in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered shareholders for processing the Reverse Share Split. If a shareholder holds our common shares with a bank, broker, custodian or other nominee and has any questions in this regard, shareholders are encouraged to contact their bank, broker, custodian or other nominee.

Following the Effective Time, our common shares will have a new CUSIP number, which number is used to identify our equity securities.

Accounting Matters

The par value per common share of $0.00001 will not change as a result of the Reverse Share Split. The per common share net income or loss and net book value will be increased because there will be fewer common shares outstanding. We do not anticipate that any other accounting consequences would arise as a result of the Reverse Share Split.

Certain U.S. Federal Income Tax Consequences of the Reverse Share Split

The following is a discussion of certain material U.S. federal income tax consequences of the Reverse Share Split to U.S. holders (as defined below) of our common shares. This discussion is included for general information purposes only and does not purport to address all aspects of U.S. federal income tax law that may be relevant to shareholders in light of their particular circumstances. This discussion is based on the Code, and current Treasury Regulations, administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis. Any such change could affect the continuing validity of this discussion.

This discussion does not address the tax consequences to U.S. holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, partnerships (or other entities classified as partnerships for U.S. federal income tax purposes) and S corporations (and investors in such entities), broker-dealers and tax-exempt entities, persons holding shares as part of a straddle, hedge, conversion transaction or other integrated investment, certain former citizens or long-term residents of the United States, persons subject to the alternative minimum tax or the unearned income Medicare tax, persons subject to Section 451(b) of the Code and persons whose functional currency is not the U.S. dollar. In addition, this discussion does not address shareholders that are not U.S. holders. This summary also assumes that the pre-Reverse Share Split common shares were, and the post-Reverse Share Split common shares will be, held as a “capital asset,” as defined in Section 1221 of the Code. All shareholders are urged to consult with their own tax advisors with respect to the U.S. federal tax consequences as well as any state, local or non-U.S. tax consequences of the Reverse Share Split.

As used herein, the term “U.S. holder” means a holder that, for U.S. federal income tax purposes, is a beneficial owner of our common shares and is:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust, if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

In general, the Reverse Share Split should be treated as a tax-deferred recapitalization and no gain or loss should be recognized by a U.S. holder upon the exchange of pre-Reverse Share Split common shares for post-Reverse Share Split common shares. The aggregate tax basis of the post-Reverse Share Split common shares should be the same as the aggregate tax basis of the pre-Reverse Share Split common shares exchanged in the Reverse Share Split, reduced by the amount of tax basis allocated to any fractional share that would have been issued in the Reverse Stock Split. A U.S. holder’s holding period in the post-Reverse Share Split common shares should include the period during which the U.S. holder held the pre-Reverse Share Split common shares exchanged in the Reverse Share Split.

As noted above, we will not issue fractional common shares in connection with the Reverse Share Split. Instead, U.S. holders who would be entitled to receive fractional common shares because they hold a number of shares not evenly divisible by the Reverse Share Split ratio will automatically be entitled to receive cash in lieu of any fractional shares. In general, shareholders who receive cash instead of their fractional share interests in the common shares as a result of the Reverse Share Split should recognize a gain or loss based on their adjusted basis in the fractional share interests redeemed.

The summary above assumes that a U.S. holder’s pre-Reverse Share Split common shares were not shares of a passive foreign investment company (a “PFIC”). Although we believe that we have not been a PFIC, if any pre-Reverse Share Split common shares of a U.S. holder were shares of a PFIC and we are not a PFIC for our taxable year ending March 31, 2020, then the exchange of such pre-Reverse Share Split common shares for post-Reverse Share Split common shares would be a taxable transaction to a U.S. holder in which the U.S. holder would recognize gain (but not loss) equal to the excess of (i) the sum of the fair market value of the post-Reverse Share Split common shares plus the cash received in lieu of a fractional share over (ii) the U.S. holder’s tax basis of such pre-Reverse Share Split common shares. If a U.S. holder acquired pre-Reverse Share Split common shares that are shares in a PFIC at different times or at different prices, gain or loss must be calculated separately for each such block of pre-Reverse Share Split common shares, and any loss on a block of pre-Reverse Share Split common shares could not be used to offset gain recognized with respect to a block of pre-Reverse Share Split common shares.

The tax treatment of a U.S. holder may vary depending upon the particular facts and circumstances of such shareholder. Each U.S. holder is urged to consult with its own tax advisor with respect to the tax consequences of the Reverse Share Split.

Certain UK Tax Consequences of the Reverse Share Split

The following statements are intended only as a general guide to certain limited aspects of the current tax position under UK taxation law and practice. This summary is intended to address only certain UK tax consequences for holders of our common shares who are tax resident in (and only in) the United Kingdom, and in the case of individuals, domiciled in (and only in) the United Kingdom (except where expressly stated otherwise) who are the absolute beneficial owners of common shares and any dividends paid on them and who hold common shares as investments (other than in an individual savings account or a self-invested personal pension). This summary does not address the UK tax consequences which may be relevant to certain classes of holders of common shares such as traders, brokers, dealers, banks, financial institutions, insurance companies, investment companies, collective investment schemes, tax-exempt organisations, trustees, persons connected with us or a member of our group, persons holding our common shares as part of hedging or conversion transactions and holders of our common shares who have (or are deemed to have) acquired our common shares by virtue of an office or employment.

The following is not, and is not intended to be, an exhaustive summary of the tax consequences of acquiring, holding and disposing of pre-Reverse Share Split common shares or post-Reverse Share Split common shares and it does not constitute advice. If you are in any doubt as to your tax position, you should consult, and rely upon the advice of, a duly authorised professional adviser.

Subject to the discussion below regarding cash payments for fractional entitlements, the proposed Reverse Share Split should constitute a reorganisation of our company’s share capital for the purposes of section 126 of the Taxation of Chargeable Gains Act 1992. For the purposes of UK taxation of chargeable gains, to the extent that you receive post-Reverse Share Split common shares under the proposed Reverse Share Split, you should not be treated as making a disposal of any of your pre-Reverse Share Split common shares or an acquisition of post-Reverse Share Split common shares. The post-Reverse Share Split common shares will be treated as the same asset as, and as having been acquired at the same time and for the same aggregate cost as, the holding of pre-Reverse Share Split common shares from which they derive.

As noted above, we will not issue fractional common shares in connection with the Reverse Share Split. Instead, shareholders who would be entitled to receive fractional common shares because they hold a number of shares not evenly divisible by the Reverse Share Split ratio will automatically be entitled to receive cash in lieu of any fractional shares.

In general, UK shareholders who receive cash instead of their fractional share interests in the common shares as a result of the Reverse Share Split will, unless the consideration in question is considered to be “small”, be treated as having made a part disposal of their pre-Reverse Share Split common shares for the consideration received. The base cost of their pre-Reverse Share Split common shares will will be reduced accordingly (under the general rules applying to part-disposals).

However, where the consideration for the part-disposal is “small” (which we would expect to be the case here), you may treat the cash received as a deduction from the base cost of your pre-Reverse Share Split common shares (and, accordingly, the post-Reverse Share Split common shares after the Reverse Share Split). Under the current practice of HM Revenue & Customs, “small,” for these purposes, means not more than 5% of the value of the entire asset (both the disposed of and retained parts) or, if greater, £3,000.

On the basis that our common shares are not paired with any shares issued by a UK incorporated company and we currently do not intend that any register of common shares will be maintained in the United Kingdom, no liability to stamp duty or stamp duty reserve tax should be incurred by a holder of pre-Reverse Share Split common shares as a result of the proposed Reverse Share Split.

SHAREHOLDERS ENTITLED TO INFORMATION STATEMENT
This Information Statement is being mailed to you on or about                 , 2019. We will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of our common shares.
We have established April 1, 2019, as the Record Date for the determination of shareholders entitled to receive this Information Statement.
HOUSEHOLDING OF MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for the Information Statement materials with respect to two or more shareholders sharing the same address by delivering a single set of Information Statement materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.
A number of brokers with account holders who are Axovant Gene Therapies Ltd. shareholders will be “householding” the Information Statement materials. A single set of Information Statement materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Information Statement materials, please notify your broker or Axovant Gene Therapies Ltd. Direct your written request to Axovant Gene Therapies Ltd., Attn: Corporate Secretary, at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. Shareholders who currently receive multiple copies of the Information Statement materials at their addresses and would like to request “householding” of their communications should contact their brokers.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a website that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including us. The address of the SEC website is www.sec.gov.
The following documents, as filed with the SEC by us, are incorporated herein by reference:

•	our Annual Report on Form 10‑K for the fiscal year ended March 31, 2018, filed with the SEC on June 11, 2018;

•
our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2018, September 30, 2018 and December 31, 2018, filed with the SEC on August 7, 2018, November 7, 2018 and February 7, 2019, respectively;

•
our Current Reports on Form 8‑K filed with the SEC on June 6, 2018, June 22, 2018, July 9, 2018, August 17, 2018, October 2, 2018, December 13, 2018, December 17, 2018, February 20, 2019, March 15, 2019 and March 21, 2019 (excluding Items 7.01 and 9.01 thereunder); and

•
the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended March 31, 2018 from our definitive proxy statement on Schedule 14A, filed with the SEC on July 24, 2018.

Notwithstanding the foregoing, no information is incorporated by reference in this information statement where such information under applicable forms and regulations of the SEC is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless we indicate in the report or filing containing such information that the information is to be considered “filed” under the Exchange Act.

You may request a copy of these filings, at no cost, at: Axovant Gene Therapies Ltd., Attn: Investor Relations, 11 Times Square, 33rd Floor, New York, New York 10036, telephone: (631) 892‑7014. Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this Information Statement (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to such previous statement. Any statement so modified or superseded will not be deemed a part of this Information Statement except as so modified or superseded.

BY ORDER OF THE BOARD OF DIRECTORS,

Pavan Cheruvu, M.D. Principal Executive Officer
, 2019